Exhibit 99.1

Consumer Marketing Veteran Joins Support.com Board of Directors

Michael Linton, Former eBay and Best Buy CMO

REDWOOD CITY, CA – February 10, 2010 – Support.com® (NASDAQ: SPRT), a leading provider of online care for the digital home, announced today that Michael Linton has joined its Board of Directors.

Mr. Linton is one of the country’s leading consumer marketers. He began his career at Procter & Gamble and went on to hold senior marketing and general management positions at Progressive Insurance, James River and Remington. Mr. Linton then served as the Chief Marketing Officer of Best Buy and most recently as the Chief Marketing Officer of eBay. He currently serves on the board of Peet’s Coffee & Tea, advises several venture-backed companies, and authors the CMO Calculus® column for Forbes.com.

“We’re delighted to welcome Mike to the Board,” said Josh Pickus, President and CEO of Support.com. “He brings a wealth of consumer marketing experience that will benefit our team immensely.”

Linton commented that “Taking care of the digital home is a pressing need for today’s consumers. Support.com is addressing this growing market with a unique combination of technology innovation and highly-skilled personal technology experts based in North America. I look forward to joining the Board and working with the team to bring truly convenient and practical care to the digital home.”

About Support.com

Support.com, Inc. (NASDAQ:SPRT—News) provides Instant Technology Relief® to consumers and microbusinesses. Support.com is a technology enabled services and software company that is changing the way people manage their technology. Support.com’s North American Personal Technology Experts can provide quick, cost-effective and satisfying technology support over the Internet and the phone using Support.com’s advanced technology platform. Support.com also provides consumer software for the do-it-yourself customer through its recently acquired Sammsoft brand. Support.com, the SupportMan Logo, Sammsoft, and Advanced Registry Optimizer are trademarks or registered trademarks of Support.com, Inc. or its affiliates in the US and other countries. Other names may be trademarks of their respective owners. For more information visit www.support.com.

Investor Contact

Carolyn Bass and Daniel Wood

Market Street Partners

(415) 445-3235

sprt@marketstreetpartners.com

Media Contact

Catherine Muriel

Support.com

(650) 556-8972

catherine.muriel@support.com